AGREEMENT AND PLAN OF REORGANIZATION


       AGREEMENT AND PLAN OF REORGANIZATION
("Reorganization Agreement") dated as of November
25, 1996, by and among PEOPLES BANK OF UNITY
("Peoples"), a Pennsylvania banking institution having its registered office at 7660 Saltsburg Road, Pittsburgh, Pennsylvania 15239-3700, S&T BANCORP, INC.
("S&T"), a Pennsylvania corporation having its principal executive office at 800 Philadelphia Street, Indiana,
Pennsylvania 15701-3921 and S&T Bank, a Pennsylvania banking institution having its registered office at 800
Philadelphia Street, Indiana, Pennsylvania 15701-3921, the stock of which is wholly owned by S&T.

                      WITNESSETH

       WHEREAS, the parties hereto desire that Peoples shall be merged with and into S&T Bank ("Merger") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A
("Plan of Merger") pursuant to which the shareholders of Peoples will receive shares of common stock of S&T in exchange for their shares of common stock of Peoples; and

       WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

       NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                      ARTICLE 1
                      DEFINITIONS

    1.1. "Bank Holding Company Act" shall mean the
Bank Holding Company Act of 1956, as amended.

    1.2. "Closing Date" shall mean the date
specified pursuant to Section 4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

    1.3. "Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.4.  "Commission" or "SEC" shall mean the
Securities and Exchange Commission.

    1.5. "Competing Transaction" shall mean any of the following involving Peoples (other than the transactions contemplated by this Reorganization
Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Peoples in a single transaction or series of transactions to the same person, entity or group or (c) any public announcement by Peoples of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    1.6. "Department of Banking" shall mean the Pennsylvania Department of Banking.

    1.7  "Effective Date" shall mean the date
specified pursuant to Section 4.9 hereof as the effective date of the Merger.

    1.8  "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended.

    1.9. "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended.

    1.10."FDIA" shall mean the Federal Deposit
Insurance Act.

    1.11."FDIC" shall mean the Federal Deposit
Insurance Corporation.

    1.12."Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

    1.13."Investment Company Act" means the
Investment Company Act of 1940, as amended.

    1.14."Pennsylvania Banking Code" shall mean the Pennsylvania Banking Code of 1965, as amended.

    1.15."Peoples Financial Statements" shall mean
(i) the unaudited balance sheet and income statement of Peoples as of September 30, 1996 and the audited balance sheets as of December 31, 1995 and 1994 and the related statements of cash flows and changes in shareholders' equity (including related notes, if any) and the income statements for each of the three years ended
December 31, 1995, 1994 and 1993 and (ii) the balance sheets of Peoples and related statements of income
(including statements of cash flows and changes in shareholders' equity and related notes, if any) with respect to quarterly or annual periods ended subsequent to September 30, 1996; except that financial statements as of, or for the nine months ended, September 30, 1996 are contained in a revised Call Report to be filed in November or December, 1996, and have been prepared in accordance with generally accepted accounting principles in all material respects, except that such financial statements do not contain statements of cash flows or changes in shareholders' equity or footnotes and are subject to normal year-end adjustments.

    1.16. "Previously Disclosed" shall mean disclosed prior to the execution hereof in a letter dated of even date herewith from Peoples and delivered to S&T.

    1.17. "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of S&T and Peoples to solicit their votes in connection with this Reorganization Agreement and the Plan of Merger.

    1.18. "Registration Statement" shall mean the registration statement with respect to the S&T Common
Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

    1.19.  "Rights" shall mean warrants, options,
rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

    1.20. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

    1.21.  "Securities Act" shall mean the Securities
Act of 1933, as amended.


    1.22.  "Securities Laws" shall mean: the
Securities Act; the Exchange Act; the Investment Company
Act; the Investment Advisers Act of 1940, as amended;
the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

    1.23.  "S&T Financial Statements" shall mean
(i) the consolidated balance sheets of S&T as of September 30, 1996 and as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the nine months ended
September 30, 1996 and each of the three years ended
December 31, 1995, 1994 and 1993 as filed by S&T in SEC
Documents and (ii) the consolidated balance sheets of S&T and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by S&T in SEC Documents with respect to quarterly or annual periods ended subsequent to September 30, 1996.

     1.24.  "Tax" or "Taxes" shall mean all income,
gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added, commercial rent or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever
(whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

     1.25.  "Tax Returns" shall mean all federal,
state, local and foreign tax returns including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and any regulations thereunder, and any comparable state and local laws and regulations, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under Section 3406 of the Code and the regulations thereunder, and any comparable state and local laws and regulations.

       Other terms used herein are defined in the preamble and the recitals to this Reorganization
Agreement.


                      ARTICLE 2.
       REPRESENTATIONS AND WARRANTIES OF PEOPLES

       Peoples hereby represents and warrants to S&T as follows:

2.1.   Capital Structure of Peoples

       The authorized capital stock of Peoples consists of 115,660 shares of common stock, par value $10.00 per share ("Peoples Common Stock"), all of which shares are issued and outstanding. All outstanding shares of Peoples capital stock have been duly issued and are validly outstanding, fully paid and nonassessable.
There are no Rights authorized, issued or outstanding with respect to the capital stock of Peoples. None of the shares of Peoples capital stock has been issued in violation of the preemptive rights of any person.

2.2.   No Subsidiaries

       Peoples does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank, savings association or other organization.

2.3.   Organization, Standing and Authority of Peoples

       Peoples is a duly organized Pennsylvania banking institution, validly existing and in good standing under applicable laws. Peoples has full power and authority to carry on its business as now conducted. Peoples is not required to be qualified to do business in any other
State of the United States or any foreign jurisdiction.
Peoples has all material federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

2.4.   Authorized and Effective Reorganization Agreement

      (a) Peoples has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Peoples, subject to approval thereof by the shareholders of Peoples to the extent required by applicable law and the Articles of Incorporation and By-Laws of Peoples.

      (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, Peoples will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Peoples, except that the affirmative vote of the holders of two-thirds of the outstanding shares of Peoples Common Stock is required to approve the Plan of Merger pursuant to the Pennsylvania Banking Code.

     (c) This Reorganization Agreement constitutes a legal, valid and binding obligation of Peoples and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of Peoples, in each case enforceable against it in accordance with their respective terms, subject to receipt of shareholder approval and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (d) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Peoples with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Peoples, (ii) constitute or result in a breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Peoples pursuant to, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Peoples.


2.5.   Financial Statements; Books and Records;
       Minute Books

       The Peoples Financial Statements fairly present the financial position of Peoples as of the dates indicated and the results of operations (and changes in shareholders' equity and cash flows for audited periods) of Peoples for the periods then ended in conformity with generally accepted accounting principles (in all material respects for unaudited periods) applied on a consistent basis except as disclosed therein and except that the Peoples Financial Statements as of, or for the nine months ended, September 30, 1996 (which were included in a revised Call Report) and all other interim financial statements for periods prior to September 30, 1996 were prepared in accordance with generally accepted accounting principles in all material respects, except that such financial statements do not contain statements of cash flows or changes in shareholders' equity or footnotes and are subject to normal year-end adjustments. Except as Previously Disclosed, the books and records of Peoples fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Except as Previously Disclosed, such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Except as Previously
Disclosed, the minute books of Peoples contain accurate records of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.6.   Material Adverse Change

       Except as Previously Disclosed, Peoples has not suffered any material adverse change in its financial condition, results of operations or business since
December 31, 1995.

2.7.   Absence of Undisclosed Liabilities

       Peoples has no liability (contingent or
otherwise) that is material to Peoples, or that, when combined with all similar liabilities, would be material to Peoples, except as disclosed in the Peoples Financial
Statements as of the date of this Reorganization
Agreement or as Previously Disclosed.


2.8.   Properties

       Peoples has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Peoples Financial
Statements as being owned by Peoples as of December 31, 1995 or acquired after such date, except
(i) liens for taxes not yet due and payable,
(ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for reasonably adequate consideration in the ordinary course of business. All leases pursuant to which Peoples, as lessee, leases real or personal property are valid and subsisting in accordance with their respective terms.
Peoples has Previously Disclosed a true, complete and correct list of all personal property owned by officers or directors of Peoples and located on the premises of Peoples or used in Peoples' business.

2.9.   Loans

       Each loan reflected as an asset in the Peoples
Financial Statements as of September 30, 1996, and each loan entered into subsequent thereto, (i) is evidenced in all material respects by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
Except as Previously Disclosed, as of September 30,
1996, Peoples is not a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Peoples or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

2.10.   Allowance for Loan Losses

       The allowance for loan losses reflected on the Peoples Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

2.11.   Tax Matters

     (a) Peoples has timely filed all federal income tax returns required to be filed by it for each year through December 31, 1995 and has timely filed, or caused to be filed, all other federal, state, local and foreign Tax Returns required to be filed with respect to Peoples.

     (b) All Taxes due in respect of any tax periods have been paid or adequate reserves have been established for the payment of such Taxes and, as of the Closing Date, all Taxes due or to become due in respect of any tax periods ending on or prior to the Closing
Date will have been paid or adequate reserves or accruals will have been established for the payment thereof. Peoples will not have any material liability for any Taxes in excess of the amounts so paid or reserves or accruals so established. No audit examination or deficiency or refund litigation is pending with respect to tax periods of Peoples ending on or prior to the Closing Date.

     (c)   All federal, state and local (and, if
applicable, foreign) Tax Returns filed by Peoples are complete and accurate in all material respects. Peoples is not delinquent in the payment of any Tax, assessment or governmental charge, and Peoples has not requested any extension of time within which to file any Tax
Returns in respect of any taxable year or portion thereof which have not since been filed. No deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed
(tentatively or otherwise) against Peoples which have not been settled and paid. There are currently no agreements in effect with respect to Peoples to extend the period of limitations for the assessment or collection of any Tax.

     (d)    Termination of the employment of any
employees of Peoples following consummation of the transactions contemplated hereby will not cause Peoples to make or to be required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.


2.12.   Employee Benefit Plans

     (a) Peoples has Previously Disclosed true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Peoples, and will make available to S&T (i) the most recent actuarial and financial reports prepared with respect to any plans qualified under
Section 401(a) of the Code, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any plan qualified under Section 401(a) of the Code.

     (b)    Neither Peoples (nor any pension plan
maintained by it) has incurred or reasonably expects to incur any material liability to the Internal Revenue
Service with respect to any plan qualified under
Section 401(a) of the Code.  Except as Previously
Disclosed, Peoples has never sponsored, participated in or maintained any defined benefit pension plan. Peoples has never participated in a multiemployer plan as such term is defined in ERISA.

     (c) A favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Peoples which is intended to be a qualified plan to the effect that such plan is qualified under
Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked and Peoples does not know of any ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

     (d) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Peoples which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or the correction of which would have a material adverse effect on the financial condition, results of operations or business of Peoples.


2.13.   Certain Contracts

     (a) Except as Previously Disclosed, Peoples is neither a party to, nor is it bound by, (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business (other than loans or loan commitments made in the ordinary course of the banking business of Peoples), (ii) any agreement, indenture or other instrument relating to the borrowing of money by Peoples or the guarantee by Peoples of any such obligation, other than instruments relating to transactions entered into in the customary course of the banking business of Peoples and reflected in the Peoples
Financial Statements, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

     (b) Peoples is not in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

     (c) Since December 31, 1995, Peoples has neither incurred nor paid any obligation or liability that would be material to Peoples, except obligations incurred or paid in connection with transactions in the ordinary course of business of Peoples consistent with its past practices or except as Previously Disclosed or reflected in the Peoples Financial Statements.

     (d) Except as Previously Disclosed, Peoples is not a party to any transaction (other than agreements
Previously Disclosed in connection with Section 2.13(a) hereof) with (i) any person who has been an executive officer or a director of Peoples since January 1, 1993,
(ii) any spouse of any such officer or director,
(iii) any parent, child, brother, sister, or other family relation of any such officer or director who has the same home as such officer or director, (iv) any corporation or other entity of which any such officer or director or any such family relation is an officer, director, partner, or greater than 5% shareholder (based on percentage ownership of voting stock) or (v) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, (x) any transaction involving a contract, agreement, or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, and (y) loans (including any loan guaranty) outstanding at the date hereof, but not (z) deposit accounts maintained at Peoples in the ordinary course of its banking business.

2.14.   Legal Proceedings

       Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Peoples, threatened against Peoples or against any asset, interest or right of Peoples that would, if determined adversely to Peoples, have a material adverse effect on Peoples. To the knowledge of Peoples, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose upon S&T, Peoples or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Peoples, threatened against any present or former director or executive officer of Peoples that might give rise to a claim for indemnification that would, if determined adversely to Peoples, have a material adverse effect on Peoples, and, to the knowledge of Peoples, there is no reasonable basis for any such action, suit or proceeding.

2.15.   Compliance with Laws

       Except as Previously Disclosed, Peoples is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Peoples nor, to the knowledge of Peoples, any director or officer thereof has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Peoples is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing. Without limiting the generality of the foregoing, Peoples has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign
Transactions Reporting Act, codified at 31 U.S.C. 5301 et seq., and its implementing regulations.

2.16.   Brokers and Finders

       Neither Peoples nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that Peoples has engaged and will pay a fee or commission to Danielson Associates, Inc.

2.17.   Insurance

       Peoples has Previously Disclosed a complete and accurate summary of all insurance policies and bonds maintained by Peoples. Except as Previously Disclosed,
Peoples has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds and, within the last three years, Peoples has not been refused any insurance coverage sought or applied for, and Peoples has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Peoples.

2.18.   Deposit Insurance

       Except as Previously Disclosed, Peoples is an insured bank as defined in the FDIA, and Peoples has paid all assessments and filed all reports required by the FDIA.

2.19.   Environmental Liability

       There is no legal, administrative, arbitral or other proceeding, or, to the knowledge of Peoples, claim, action, cause of action, or governmental investigation of any nature seeking to impose, or that could result in the imposition, on Peoples of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Peoples, threatened against Peoples, which liability might have a material adverse effect on the financial condition, results of operations or business of Peoples;
except as Previously Disclosed, to the knowledge of Peoples, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and Peoples is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.20.   Certain Information

       The information contained in the Proxy Statement, other than information subject to Section 3.9(a) hereof, at the time the Proxy Statement is mailed to shareholders of Peoples up to and including the time of the Peoples shareholders' meeting to vote upon the Merger, (i) shall comply in all material respects with the applicable provisions of the regulations of the Securities Laws and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

2.21.   Pooling of Interests

       As of the date of this Reorganization Agreement, Peoples, after having consulted with its independent auditors concerning the requirements of the relevant accounting literature and SEC pronouncements and interpretations, does not believe that it has taken any steps which would preclude S&T from accounting for the Merger under the pooling of interests method and knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.


                      ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF S&T

       S&T hereby represents and warrants to Peoples as follows:

3.1.   Capital Structure of S&T

       The authorized capital stock of S&T consists at September 30, 1996 of (i) 10,000,000 shares of preferred stock, no par value, none of which has been issued and
(ii) 25,000,000 shares of common stock, par value $2.50
per share ("S&T Common Stock"), of which 11,046,355 shares were issued and outstanding and 774,589 shares were held in treasury. All outstanding shares of S&T capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of S&T. None of the shares of S&T's capital stock has been issued in violation of the preemptive rights of any person. The shares of S&T
Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights. As of September 30, 1996, no shares of S&T
Common Stock were reserved for issuance.

3.2.   Organization, Standing and Authority of S&T

       Each of S&T and its wholly-owned banking subsidiary, S&T Bank, is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to carry on its business as now conducted. S&T's wholly-owned nonbanking subsidiary,
S&T Investment Company, Inc., is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as now conducted. S&T is registered as a bank holding company under the Bank Holding Company Act.

3.3.   Authorized and Effective Reorganization Agreement

     (a) Each of S&T and S&T Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization
Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of S&T and S&T
Bank.

     (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, S&T and S&T Bank will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of S&T and S&T Bank, except that the affirmative vote of the holders of two-thirds of the outstanding shares of S&T Common Stock is required to authorize the issuance of S&T Common Stock pursuant to this Reorganization Agreement and Plan of Merger in accordance with Nasdaq requirements.

     (c) The Board of Directors of S&T has directed that this Reorganization Agreement and the Plan of Merger be submitted to S&T's stockholders for approval at a special meeting to be held as soon as practicable.

     (d) This Reorganization Agreement constitutes a legal, valid and binding obligation of S&T and S&T Bank and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of S&T and S&T Bank, enforceable against them in accordance with their respective terms, subject to receipt of shareholder approval and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (e) Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by S&T or S&T Bank with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation, charter or by-laws of S&T or S&T Bank,
(ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of S&T or S&T Bank pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to S&T or S&T Bank, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate would not have a material adverse effect on S&T.

3.4.   SEC Documents; Regulatory Filings

       S&T has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. S&T and each S&T subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency and such reports were prepared, in all material respects, in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

3.5.   Financial Statements; Books and Records;
       Minute Books

       The S&T Financial Statements fairly present the consolidated financial position of S&T as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of S&T for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein. The books and records of S&T fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of S&T contain accurate records of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.6.   Material Adverse Change

       S&T has not suffered any material adverse change in its financial condition, results of operations or business since December 31, 1995.


3.7.   Absence of Undisclosed Liabilities

       S&T has no liability (contingent or otherwise) that is material to S&T, or that, when combined with all similar liabilities, would be material to S&T, except as disclosed in the S&T Financial Statements.

3.8.   Allowance for Loan Losses

       The allowance for loan losses reflected on the S&T Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

3.9.   Certain Information

     (a) The information provided by S&T to Peoples for use in the Proxy Statement, at the time the Proxy
Statement is mailed to shareholders of Peoples and at all subsequent times up to and including the time of the Peoples shareholders' meeting to vote upon the Merger, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (b)    When the Registration Statement or any
post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the S&T shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by S&T relating to S&T, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.10.   Brokers and Finders

       Neither S&T nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that

S&T has engaged and will pay a fee or commission to McDonald & Company Securities, Inc.

3.11.   Compliance with Laws

       Each of S&T and its subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of S&T, its subsidiaries or, to the knowledge of S&T, any director or executive officer of S&T or any of its subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. None of S&T or any subsidiary of S&T is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing.

3.12.   Legal Proceedings

       To the knowledge of S&T, there are no actions, suits or proceedings instituted, pending or, to the knowledge of S&T, threatened against S&T or against any asset, interest or right of S&T that would, if determined adversely to S&T, have a material adverse effect on S&T. To the knowledge of S&T, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose upon S&T, Peoples or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith.
There are no actions, suits or proceedings instituted, pending or, to the knowledge of S&T, threatened against any present or former director or executive officer of S&T that might give rise to a claim for indemnification that would, if determined adversely to S&T, have a material adverse effect on S&T, and, to the knowledge of S&T, there is no reasonable basis for any such action, suit or proceeding.

3.13.   Pooling of Interests

       As of the date of this Reorganization Agreement, S&T, after having consulted with its independent auditors concerning the requirements of the relevant accounting literature and SEC pronouncements and interpretations, does not believe that it has taken any steps which would preclude it from accounting for the Merger under the pooling of interests method and knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

                      ARTICLE 4
                       COVENANTS

4.1.   Shareholders' Meetings

       S&T and Peoples shall submit this Reorganization
Agreement and the Plan of Merger and, in the case of S&T, the issuance of S&T Common Stock thereunder, to their respective shareholders for approval at special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of S&T and Peoples as determined by each after consultation with such board's counsel, the boards of directors of S&T and Peoples shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval.

4.2.   Proxy Statement; Registration Statement

       The Board of Directors of Peoples will direct that this Reorganization Agreement and the Plan of Merger be submitted to Peoples' shareholders for approval at a special meeting to be held as soon as practicable. As promptly as practicable after the date hereof, S&T and Peoples shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of S&T and Peoples in connection with the Merger and the transactions contemplated thereby and to be filed by S&T as part of the Registration Statement.
S&T will advise Peoples, promptly after it receives notice thereof, of the time when the Registration
Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the S&T Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
S&T shall take all actions necessary to register or qualify the shares of S&T Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.
S&T shall apply for approval to have the shares of S&T
Common Stock authorized for trading on the Nasdaq
National Market System prior to the Effective Date.

4.3.   Plan of Merger

       The terms of the Plan of Merger are incorporated herein by reference. Peoples shall execute and deliver the Plan of Merger as soon as practicable following
S&T's request therefor.

4.4.   Applications

       As promptly as practicable after the date hereof, S&T shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Plan of Merger (i) to the FDIC pursuant to 12 U.S.C.
1828 (c)(2) and (ii) to the Department of Banking pursuant to Section 1603 of the Pennsylvania Banking
Code, and each of the parties hereto shall submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. S&T and Peoples each represents and warrants to the other that all information concerning it and its directors, officers and shareholders included
(or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

4.5.   Best Efforts; Certain Notices and Information

     (a)    S&T and Peoples shall each use its best
efforts in good faith to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.4 above and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Peoples shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of S&T, except where such payment or modification would not have a material adverse effect on Peoples, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code.

     (b) Peoples shall give prompt notice to S&T, and S&T shall give prompt notice to Peoples, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Reorganization Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of S&T or Peoples, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

     (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

4.6.   Investigation and Confidentiality

       Peoples and S&T will each keep the other advised of all material developments relevant to its business and to the consummation of the transactions contemplated herein. Peoples and S&T may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Peoples and S&T agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request.
No investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 6.1 hereof. In the event of termination of this Reorganization Agreement, each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished in connection with the transactions contemplated by this Reorganization Agreement.

4.7.   Press Releases

       Peoples and S&T shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary.

4.8.   Covenants of Peoples

     (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger or consented to or approved by S&T, Peoples shall use its reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

     (b) Except with the prior written consent of S&T, between the date hereof and the Effective Date, Peoples shall not:

          (1)    carry on its business other than in the
usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (2)    declare, set aside, make or pay any
dividend or other distribution in respect of its capital stock, except that Peoples may, in order to conform to the S&T dividend policy subsequent to the execution of this Reorganization Agreement, (i) declare a dividend in December 1996 with a record date of January 2, 1997 and payable in January 1997 in an amount equal to the dollar amount of the per share dividend in respect of the fourth quarter of 1996 that S&T declares in December
1996, payable to S&T shareholders in January 1997, multiplied by the number of the shares of S&T Common
Stock to be received by shareholders of Peoples pursuant to the Merger ("Exchange Ratio"); (ii) if the Effective
Date shall not have occurred prior to April 1, 1997, declare a dividend on or after April 1, 1997, payable in April 1997 in an amount equal to the dollar amount of the per share dividend in respect of the first quarter of 1997 that S&T declares in March 1997, payable to S&T shareholders in April 1997, multiplied by the Exchange
Ratio; and (iii) if the Effective Date shall not have occurred prior to July 1, 1997, declare a dividend on or after July 1, 1997, payable in July 1997 in an amount equal to the dollar amount of the per share dividend in respect of the second quarter of 1997 that S&T declares in June 1997, payable to S&T shareholders in July 1997, multiplied by the Exchange Ratio;

          (3)    issue any shares of its capital stock
or permit any treasury shares to become outstanding, incur any additional debt obligation or other obligation for borrowed money, other than in the ordinary course of business of Peoples consistent with past practice;

          (4)    issue, grant or authorize any Rights or
effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (5)    amend its charter or by-laws;

          (6)    merge with any other corporation,
savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization; or create any subsidiary;

          (7)    fail to comply in any material respect
with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business; enter into any material swap, hedge or other similar off-balance sheet transaction; waive or release any material right or cancel or compromise any material debt or claim; restructure, extend or modify any loan Previously Disclosed pursuant to the second sentence of Section 2.9 hereof or that would have been required to have been so disclosed if it had been outstanding at September 30, 1996, waive or release any right or cancel or compromise any debt or claim in connection with any such loan, or make any new loan that would have been required to have been so disclosed if it had been outstanding at September 30, 1996;

          (8)    liquidate or sell or dispose of any
material assets or acquire any material assets; make any capital expenditures in excess of $25,000 in the aggregate; or establish new branches or other similar facilities; or enter into or modify any leases or other contracts that involve annual payments by Peoples that exceed $10,000 in any instance or $25,000 in the aggregate;

           (9)   increase the rate of compensation of,
pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in accordance with Peoples' standard compensation and benefits practices; enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (10)    change its lending, investment,
asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives;

          (11)    change its methods of accounting in
effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants (including but not limited to the adoption of Statement of Financial Accounting Standard 107), or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in law or applicable regulations;

          (12)     solicit, encourage or initiate
inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Peoples or any business combination with Peoples, or, subject to the fiduciary duties of its directors as advised by counsel, furnish any information relating to or in connection with any such inquiries or proposals, other than as contemplated by this Reorganization Agreement;
or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify S&T immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with Peoples; or

          (13)    agree to do any of the foregoing.

     (c)As soon as practicable, Peoples shall cause
(i) financial statements to be prepared in conformity with generally accepted accounting principles for whatever full fiscal year periods are necessary to comply with the requirements of Form S-4 under the Securities Act, with respect to this transaction, and with the other requirements of the rules and regulations under the Securities Act and the Exchange Act as may be applicable to S&T, (ii) its independent public accountants to perform an audit of such financial statements in conformity with generally accepted auditing standards, and (iii) its independent public accountants to consent to the use of their opinion with respect to such financial statement in registration statements filed by S&T under the Securities Act.

4.9.   Closing; Articles of Merger

       The transactions contemplated by this
Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at such location as the parties may agree, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof or such later date within 30 days thereafter as reasonably may be specified by S&T, with the Merger to be consummated after such intermediate steps as S&T reasonably may specify. The Merger shall be effective at the time and date specified in the Articles of Merger.

4.10.   Peoples Employees; Board of Directors;
       Indemnification

       (a)  All employees of Peoples as of the Effective
Date shall become employees of S&T or a subsidiary of S&T. Nothing in this Reorganization Agreement shall give any employee of Peoples a right to continuing employment with S&T after the Effective Date. As soon as practicable after the Effective Date, S&T shall provide or cause to be provided to all employees of Peoples who remain employed by S&T benefits which in the aggregate are no less favorable than those generally afforded to other S&T employees holding similar positions, provided that for purposes of determining eligibility for and vesting of such employee benefits, service with Peoples prior to the Effective Date shall be treated as service to the same extent as if such persons had been employees of S&T or affiliates of S&T, and provided further that this Section 4.10(a) shall not be construed (i) to limit the ability of S&T and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require S&T or its affiliates to provide employees or former employees with post-retirement medical benefits.

          (b) S&T shall take all requisite action
immediately prior to the Effective Date to elect as members of its board of directors three persons selected by Peoples to serve as directors of S&T.

          (c) From and after the Effective Date for a period of three years, S&T shall indemnify persons who serve as directors and officers of Peoples as of the date of this Reorganization Agreement for claims arising prior to the Effective Date as provided under S&T's
By-Laws as delivered to Peoples prior to the execution of this Reorganization Agreement, as if such persons had been entitled to indemnification under such S&T By-Laws prior to the Effective Date.

4.11.   Affiliates

      (a)   S&T and Peoples shall cooperate and use
their best efforts to identify those persons who may be deemed to be "affiliates" of Peoples and S&T within the meaning of Rule 145 promulgated by the Commission under the Securities Act and for purposes of qualifying the "Merger" for "pooling interests" accounting treatment.
Peoples shall use its best efforts to cause each Peoples affiliate so identified to deliver to S&T no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of S&T
Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to the pooling of interests accounting treatment.

       (b) S&T shall use its best efforts to publish no later than 90 days after the end of the first month after the Effective Date in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting
Series Release No. 135.

4.12.   Nasdaq Application

       S&T shall apply to have the shares of S&T Common
Stock that may be issued in the Merger authorized for trading on the Nasdaq National Market System.

                      ARTICLE 5
                 CONDITIONS PRECEDENT

5.1.   Conditions Precedent - S&T and Peoples

       The respective obligations of Peoples, S&T, or S&T Bank to effect the Merger, shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approvals of the shareholders of Peoples and S&T in accordance with applicable law;

     (b) The parties hereto shall have received all regulatory approvals required or deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of S&T materially and adversely affects the anticipated economic and business benefits to S&T of the transactions contemplated by this Reorganization Agreement taken as a whole;

          (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of S&T threatened by the Commission to suspend the effectiveness of such Registration Statement, and S&T shall have received all state securities or "blue sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

          (d) None of the parties hereto or to the Plan of Merger shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization
Agreement and the Plan of Merger;

          (e) The shares of S&T Common Stock that may be issued in the Merger shall have been authorized for trading on the Nasdaq National Market System; and

          (f)    S&T and Peoples shall have received an
opinion of Arnold & Porter substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and (ii) no gain or loss will be recognized by a shareholder of Peoples who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in S&T Common Stock).

5.2.   Conditions Precedent - Peoples

       The obligations of Peoples to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Peoples pursuant to Section 6.4 hereof:

          (a) The representations and warranties of S&T set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by Peoples and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on S&T;

          (b) S&T and S&T Bank shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

          (c) S&T and S&T Bank each shall have delivered to Peoples a certificate, dated the Closing Date and signed by its Chairman and Chief Executive Officer or Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

          (d)    The shares of S&T Common Stock to be
received by the shareholders of Peoples pursuant to the Merger shall be freely tradeable by the recipients thereof, subject to restrictions upon resale imposed by virtue of Rule 145 under the Securities Act and the Commission's rules relating to the pooling of interests accounting treatment, as agreed to in the written agreements provided pursuant to Section 4.11(a) hereof;

          (e) Peoples shall have received an opinion of Arnold & Porter, counsel to S&T, dated the Closing Date, as to such matters as Peoples may reasonably request with respect to the transactions contemplated hereby and by the Plan of Merger; and

          (f) Peoples shall have received an opinion from Danielson Associates Inc. dated the date of the Proxy Statement that the consideration to be received by the shareholders of Peoples pursuant to this Reorganization Agreement is fair from a financial point of view to the shareholders of Peoples.

5.3.   Conditions Precedent - S&T

       The obligations of S&T and S&T Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by S&T pursuant to Section 6.4 hereof:

          (a)    The representations and warranties of
Peoples set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this

Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by S&T and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on Peoples.

          (b) Peoples shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

          (c)    Peoples shall have delivered to S&T a
certificate, dated the Closing Date and signed by its Chairman or its Acting Chief Executive Officer or other appropriate officer to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

          (d)    S&T shall have received an opinion or
opinions of Kirkpatrick & Lockhart LLP, counsel to Peoples, dated the Closing Date, as to such matters as S&T may reasonably request with respect to the transactions contemplated hereby and by the Plan of Merger;

          (e) S&T shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young LLP, its independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board
Opinion No. 16 if closed and consummated in accordance with this Reorganization Agreement; except that this condition shall be deemed to have been waived by S&T to the extent that it takes any action or causes any conditions to occur, without the written consent of Peoples, which constitute the sole reason for Ernst &
Young LLP being unable to render such opinion; and

          (f) S&T shall have received a "comfort" letter from S.R. Snodgrass, A.C. dated not more than five days prior to (i) the effective date of the Registration
Statement and (ii) the Closing Date, with respect to certain financial information regarding Peoples, in form and in substance which is customary in transactions of the nature contemplated by this Reorganization Agreement.


                      ARTICLE 6
           TERMINATION, WAIVER AND AMENDMENT

6.1.   Termination

             This Reorganization Agreement and the Plan of
Merger may be terminated, either before or after approval by the shareholders of Peoples:

          (a)   At any time on or prior to the Effective
Date, by the mutual consent in writing of the parties hereto;

          (b) At any time on or prior to the Closing Date, by S&T in writing, if Peoples has, or by Peoples in writing, if S&T has, in any material respect, breached
(i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein if the failure of any such representation and warranty to be true and correct has, or is reasonably likely to have, a material adverse effect upon S&T or Peoples, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

          (c) On the Closing Date, by either party hereto in writing, if any of the conditions precedent set forth in Article 5 hereof with respect to such party have not been satisfied or fulfilled;

          (d)   At any time, by either party hereto in
writing, if the applications for prior approval referred to in Section 4.4 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

          (e)   At any time, by either party hereto in
writing, if the shareholders of S&T or Peoples do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose;

          (f) At any time, by either party in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger is or would be impossible to satisfy, provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution; or

          (g) By either party hereto in writing, if the Closing Date has not occurred by the close of business on September 30, 1997.

6.2.   Effect of Termination

       In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Reorganization Agreement and the Plan of Merger shall become void and have no effect, except that
(i) the provisions relating to confidentiality and expenses set forth in Sections 4.6 and 7.1 hereof, respectively, shall survive any such termination and
(ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of a covenant or agreement giving rise to such termination.

6.3.   Survival of Representations, Warranties
       and Covenants

       All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective
Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive S&T or Peoples (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either S&T or Peoples, the aforesaid representations, warranties and covenants being material inducements to the consummation by S&T, S&T Bank and Peoples of the transactions contemplated herein.

6.4.   Waiver

       Except with respect to any required shareholder or regulatory approval, S&T and Peoples, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of S&T and Peoples) extend the time for the performance of any of the obligations or other acts of Peoples, on the one hand, or S&T or S&T
Bank, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Reorganization Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of S&T or Peoples shall change the number of shares of S&T Common Stock into which each share of Peoples Common Stock shall be converted pursuant to the Merger.

6.5.   Amendment or Supplement

       This Reorganization Agreement and the Plan of
Merger may be amended or supplemented at any time by mutual agreement of the parties hereto, in the case of this Reorganization Agreement, or thereto, in the case of the Plan of Merger. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                      ARTICLE 7
                     MISCELLANEOUS

7.1.   Expenses

          (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization
Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that S&T shall bear and pay all costs and expenses incurred in connection with printing the Registration
Statement and joint Proxy Statement and prospectus of S&T and Peoples.

          (b) Peoples and S&T each acknowledge that the other has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Reorganization
Agreement and the accomplishment of the transactions contemplated hereby, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce S&T to enter into this Reorganization Agreement,
(i) if S&T terminates this Reorganization Agreement pursuant to Section 6.1(b) or (c) by reason of Peoples' failure to meet any condition contained in
Section 5.3(a) or (b) due to Peoples' knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and within 9 months from the date of termination a Competing Transaction is consummated or Peoples shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction or (ii) if Peoples terminates this Reorganization Agreement pursuant to
Section 6.1(b) or (c) because this Reorganization
Agreement did not receive the requisite vote of Peoples stockholders and within 9 months from the date of termination (other than a termination pursuant to Article IX of the Plan of Merger) a Competing
Transaction is consummated or Peoples shall have entered into an agreement which if consummated would constitute a Competing Transaction, then Peoples shall pay to S&T a fee in the amount of $1,600,000, not as a penalty but as full and complete liquidated damages. Upon payment of such fee, Peoples shall have no further liability to S&T at law or equity. The fee shall be payable to S&T notwithstanding that any action taken by the Board of Directors of Peoples which may give rise to the obligation to pay the fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to this
Section 7.1(b) shall be made as promptly as practicable, but in no event later than two business days after the date it becomes payable hereunder and shall be made by wire transfer of immediately available funds to an account designated by S&T. In the event that S&T is entitled to the fee, Peoples shall also pay S&T interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Peoples to pay the fee or such interest.

7.2.   Entire Agreement

       This Reorganization Agreement and the Plan of
Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization
Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

7.3.   No Assignment

       No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4.   Notices

       All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

       If to Peoples:

       Peoples Bank of Unity
       7660 Saltsburg Road
       Pittsburgh, Pennsylvania  15239-3700
       Attention:  Russell P. Miller
       Facsimile No.:  (412) 795-0635

       With a required copy to:

       Kirkpatrick & Lockhart LLP
       1500 Oliver Building
       Pittsburgh, Pennsylvania  15222-2312
       Attention:  J. Robert Van Kirk
       Facsimile No.:  (412) 355-6501


       If to S&T or S&T Bank:

       S&T Bancorp, Inc.
       800 Philadelphia Street
       Indiana, Pennsylvania  15701-3921
       Attention:  Robert D. Duggan
       Facsimile No.:  (412) 465-1488

       With a required copy to:

       Arnold & Porter
       555 12th Street, N.W.
       Washington, D.C.  20004-1202
       Attention:  Catherine C. McCoy
       Facsimile No.:  (202) 942-5999

7.5.   Captions

       The captions contained in this Reorganization
Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6.   Counterparts

       This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7.   Governing Law

       This Reorganization Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.


       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest                         S&T BANCORP, INC.



                               By

Name: /s/ James C. Miller           Name: /s/ Robert D. Duggan

Title: Executive Vice President     Title: Chairman and CEO


(SEAL)


Attest                         PEOPLES BANK OF UNITY




                               By

Name: /s/ Ernest J. Dragonza     Name: /s/ Russell P. Miller

Title: SVP, CFO & acting CEO    Title: President

(SEAL)


Attest                         S&T BANK




                               By

Name:/s/ Robert D. Duggan    Name: /s/ James C. Miller

Title: Chairman & CEO       Title: President & COO

(SEAL)